SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

INTERACTIVE DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INTERACTIVE DATA CORPORATION

22 CROSBY DRIVE
BEDFORD, MASSACHUSETTS 01730

To our Stockholders:

      You are cordially invited to attend the annual meeting of the stockholders of Interactive Data Corporation, a Delaware corporation, to be held at the Hotel Inter-Continental Barclay New York, 111 East 48th Street, New York, NY 10017, on May 20, 2004, at 10:00 a.m. New York City time.

      At the annual meeting, you are being asked to elect 10 members to our board of directors, ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004 and vote on any other business as may properly be brought before the annual meeting. In addition, we will report to you on our progress during the past year and receive your questions and comments concerning our company.

      After careful consideration, your board of directors unanimously approved the proposals noted above and described more fully in the proxy statement accompanying this letter. YOUR BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

      Whether or not you plan to attend our annual meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the annual meeting. Additionally, you can vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services are set forth on the enclosed proxy card accompanying this letter. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

      The proxy statement accompanying this letter provides you with detailed information about the proposals described in the proxy statement. We encourage you to read the document carefully.

      Thank you, and we look forward to seeing you at the annual meeting.

Sincerely,

STUART J. CLARK
President and Chief Executive Officer

Bedford, Massachusetts

April 22, 2004

INTERACTIVE DATA CORPORATION

22 CROSBY DRIVE
BEDFORD, MASSACHUSETTS 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2004

To our Stockholders:

      YOU ARE HEREBY NOTIFIED that the annual meeting of our stockholders will be held at the Hotel Inter-Continental Barclay New York, 111 East 48th Street, New York, NY 10017, on May 20, 2004, at 10:00 a.m. New York City time, for the following purposes:

•	To elect a board of directors of 10 members, to serve until our next annual meeting and until their successors have been duly elected and qualified or upon their earlier death, resignation or removal.

•	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

      The proposals listed above are described in the accompanying proxy statement which you are urged to read carefully and in its entirety.

      Our board of directors has fixed the close of business on April 1, 2004 as the record date for the determination of the holders of common stock entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

ANDREA H. LOEW
Corporate Secretary

Bedford, Massachusetts

April 22, 2004

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

INTERACTIVE DATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2004

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	When and where is the meeting?

A:	The meeting will be held at the Hotel Inter-Continental Barclay New York, 111 East 48th Street, New York, NY 10017, on May 20, 2004, at 10:00 a.m. New York City time.

Q:	Who can vote on the proposals presented in this proxy statement?

A:	Holders of our common stock at the close of business on April 1, 2004, the record date relating to the meeting, may vote, with one vote per share.

Q:	What vote is required?

A:	Directors will be elected by a plurality of the votes cast. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Pearson DBC Holdings, Inc., a Delaware corporation and an indirect subsidiary of Pearson plc, owns a total of 56,423,949 shares of our common stock, or 60.6% of the total number of shares of our common stock outstanding on the record date. Pearson DBC Holdings, Inc. has informed us that it intends to vote its shares in favor of the proposals set forth in this proxy statement. These votes will be sufficient to elect the nominees for director named herein and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004. When we use the term “Pearson” in this proxy statement, we are referring to Pearson plc.

Q:	What do I need to do now?

A:	Read this proxy statement. Then, if you choose to vote by proxy, you can (1) complete the enclosed proxy card and indicate how you want your shares voted, or (2) submit your proxy either via telephone or the Internet, the instructions for which are set forth on the proxy card. Using the telephone or the Internet eliminates the need to return the proxy card. We encourage you to sign and return the proxy card or submit your proxy via telephone or the Internet even if you currently expect to attend the meeting and vote in person. Mailing in the proxy card or submitting your proxy by telephone or the Internet now will not prevent you from later canceling or “revoking” your proxy right up to the taking of the vote at the meeting, and will ensure that your shares are voted if you later find you are unable to attend. If you sign and send in the proxy card and do not indicate how you want your shares voted, your proxy will be voted FOR the election of the nominees to our board of directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	You should follow the directions your broker provides in order to instruct your broker how you wish to vote. If your broker does not receive appropriate instructions from you, the broker may choose, in its discretion, how to vote your shares held in street name with respect to the election of nominees for director named herein and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your shares are voted at the annual meeting by delivering a signed notice of revocation to our corporate secretary, by delivering a later dated signed proxy card, by submitting a new proxy via telephone or the Internet or by attending the annual meeting and voting in person.

Q:	Where can I find more information about Interactive Data Corporation?

A:	We file reports and other information with the United States Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. The reports and information also are available through our Internet website at, http://www.interactivedatacorp.com, and at the Internet website the SEC maintains at http://www.sec.gov.

THE ANNUAL MEETING

General

      We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors. Our board of directors will use the proxies at the annual meeting of our stockholders to be held on May 20, 2004 and at any adjournment or postponement thereof for the following purposes:

•	To elect a board of directors of 10 members, to serve until our next annual meeting and until their successors have been duly elected and qualified or upon their earlier death, resignation or removal.

•	To consider and act upon the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

      The proxy statement, notice of meeting and proxy card are first being mailed on or about April 22, 2004 to our stockholders eligible to vote at the meeting.

      Our common stock is traded on the New York Stock Exchange under the trading symbol “IDC.”

      Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Date, Place and Time

      The annual meeting of our stockholders will be held at the Hotel Inter-Continental Barclay New York, 111 East 48th Street, New York, NY 10017, on May 20, 2004, at 10:00 a.m. New York City time.

Record Date

      Our board of directors fixed the close of business on April 1, 2004 as the record date for the annual meeting. Accordingly, only holders of our common stock of record at the close of business on April 1, 2004 are entitled to notice of, and to vote at, the annual meeting.

Who May Vote

      Holders of record of our common stock at the close of business on April 1, 2004 are entitled to one vote per share on each matter to properly come before the meeting. As of the close of business on April 1, 2004, there were 93,250,864 shares of our common stock outstanding. Pearson DBC Holdings, Inc., an indirect subsidiary of Pearson, held 56,423,949 shares of our common stock, or 60.6% of the total number of shares of our common stock outstanding on the record date. For a period of 10 days prior to the meeting, a list of our stockholders will be available for review at our principal offices located at 22 Crosby Drive, Bedford, Massachusetts 01730 and at our offices at 100 William Street, 17th floor, New York, New York 10038 during normal business hours. A list of our stockholders will also be available at the meeting.

Vote Required; Voting at the Meeting

     Quorum

      Representation of a majority of our shares of common stock outstanding on the record date, either in person or by proxy, will constitute a quorum for the meeting. Proxies received, even if marked with abstentions or if votes are not indicated, will be included in the calculation of the number of shares for a quorum.

     Proposals and Vote Required for Approval

Proposal	Vote Required for Approval

Election of Directors.	Requires a plurality of the votes cast. For purposes of determining which nominees received a plurality, only those cast “For” a nominee are included, and any abstentions will not count in making that determination. Because brokers will have discretionary voting power on this matter, there will be no broker non-votes for this matter.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004.	Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. For purposes of determining the number of votes cast, those cast “For” or “Against” are included, and any abstentions will have the effect of a vote “Against” the proposal. Because brokers will have discretionary voting power on this matter, there will be no broker non-votes for this matter.

     Approval

      Pearson DBC Holdings, Inc., which as of the record date owned 60.5% of the outstanding shares of our common stock, has informed us that it intends to vote its shares for the election of the director nominees and for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004. These votes will be sufficient to elect the director nominees named in this proxy statement and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004.

Voting of Proxies

      All properly executed proxies, and all proxies properly submitted via telephone or the Internet, received before the vote at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies or indicated by telephone or Internet, as applicable. If no instructions are indicated on a returned proxy, such proxies will be voted FOR the election of the nominated slate of directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004. Abstentions do not affect the election of the directors but abstentions do have the effect of a vote “Against” the ratification of the independent auditors. There will be no broker non-votes for these matters, as they are considered to be routine.

Revocability of Proxies

      A stockholder who has given a proxy solicited by our board of directors may revoke it by:

•	delivering a signed notice of revocation to our corporate secretary;

•	delivering a later dated signed proxy;

•	submitting a new proxy via telephone or the Internet; or

•	attending the annual meeting and voting in person.

      Any written notice of revocation must be sent to Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Corporate Secretary, so as to be delivered at or before the taking of the vote at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

      In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or in person. These persons will not receive additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to our stockholders. We may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. We will pay for all of the expenses of the annual meeting proxy solicitation.

ELECTION OF DIRECTORS

      At our annual meeting, 10 directors are to be elected, each to hold office (subject to our by-laws) until the next annual meeting of our stockholders and until a respective successor has been elected and qualified or until the respective director’s earlier death, resignation or removal. Stuart J. Clark, William T. Ethridge, John Fallon, William B. Gauld, Donald P. Greenberg, Alan J. Hirschfield, Philip J. Hoffman, John C. Makinson, Carl Spielvogel and Allan R. Tessler were elected to serve as directors at our last annual meeting. Mr. Makinson serves as our chairman. If any of the below named nominees should become unavailable for any reason, which we do not anticipate, the proxies will be voted for any substitute nominee or nominees who may be selected by the board of directors prior to or at the annual meeting or, if no substitute is selected by the board of directors prior to or at the annual meeting, for a motion to reduce the membership of the board of directors to the number of nominees available. Each person nominated has consented to his nomination and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 10 nominees named below. Shares may not be voted cumulatively. Pursuant to our by-laws, the 10 candidates receiving the greatest number of votes will be elected as directors.

Nominees

      Our nominees for director are as follows:

Stuart J. Clark (56) has been our president and chief executive officer, as well as a member of our board of directors, since February 2000, and has been employed in the financial information industry since 1968. Prior to his current position with us, he served as president of Interactive Data Corporation (as it existed prior to its merger with Data Broadcasting Corporation) since 1995. From 1993 to 1995, Mr. Clark was a director of UK-based Financial Times Information, with specific responsibility for the Market Data Division. Prior to 1993, Mr. Clark was a director of Extel Financial Limited, which was acquired by Pearson’s Financial Times Group in December 1993.

William T. Ethridge (52) has served as a member of our board of directors since October 2001. Mr. Ethridge is president of Pearson’s Higher Education, International, and Professional Publishing Group, a division of Pearson, a position he has held since March 2003. In this role, he is responsible for Pearson’s global leadership in Higher Education, English Language Training, and Professional Publishing, with such recognized imprints as Pearson Prentice Hall, Pearson Addison Wesley, Pearson Allyn & Bacon, Pearson Longman, Pearson Benjamin Cummings, Pearson Custom Publishing, Peachpit Press, Que and Sams. Prior to his current position, Mr. Ethridge was president of Pearson’s U.S. Higher Education and Professional Publishing Group. Prior to joining Pearson in November 1998, Mr. Ethridge held several positions at Prentice Hall, including heading the editorial and marketing operations for the college division and president of Prentice Hall’s sciences and technical publishing operations.

John Fallon (41) has served as a member of our board of directors since February 2000. Mr. Fallon is chief executive officer of Pearson Education, Europe, Middle East and Africa. He served as president of Pearson Inc., an indirect wholly owned subsidiary of Pearson, from January 2001 to April 2003, and served as communications director for Pearson from August 1997 to April

2003. Prior to joining Pearson Inc. in 1997, Mr. Fallon served as communications director for PowerGen plc, an international energy group.

William B. Gauld (50) has served as a member of our board of directors since December 2002. Since 2001, he has served as the chief information officer of Pearson. Prior to that, he served as Sony Electronics Inc.’s chief information officer, responsible for the Logistics and Information Systems Solutions of America divisions and for Supply Chain Management, as well as serving as the North American liaison for Sony’s worldwide ISS management team. From 1994 to 1999, he served as vice president of corporate information and chief information officer of Textron Inc. Prior to Textron, Mr. Gauld held various positions with the General Electric Company including chief information officer of General Electric’s 40-plant Electric Distribution and Control business.

Donald P. Greenberg (70) has served as a member of our board of directors since 1996. Dr. Greenberg has been a professor at Cornell University, Ithaca, New York, for the past 35 years. He is the Jacob Gould Sherman professor of computer graphics and the director of the computer graphics program at Cornell University. In 1987, Dr. Greenberg received the ACM SIGGRAPH Steven A. Coons award for outstanding creative contributions to computer graphics and in 1991 was named a member of the National Academy of Engineering. He was the founding director of the National Science Foundation’s Science and Technology Center for Computer Graphics and Scientific Visualization. Dr. Greenberg currently serves on the board of directors of Chyron Corporation, a designer and manufacturer of digital equipment for the broadcast industry.

Alan J. Hirschfield (68) is a private investor and has served as a member of our board of directors since 1992. Mr. Hirschfield served as co-chairman of our board of directors from June 1992 until February 2000 and served as our co-chief executive officer from June 1992 to November 1999. Prior to becoming our co-chief executive officer, Mr. Hirschfield served as a managing director of Schroder Wertheim & Co. Inc. and as a consultant and investor in the entertainment and media industry. He formerly served as chief executive officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1982 to 1986 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the boards of J Net Enterprises, Inc., a technology holding company, Cantel Medical Corp., a medical products company, Carmike Cinemas, Inc., a movie theatre operator, Peregrine Systems, Inc., a business software provider, and Leucadia National Corp., a diversified holding company.

Philip J. Hoffman (45) is Pearson’s executive vice president and its head of corporate finance, strategy and business development. Mr. Hoffman is also company secretary for Pearson. He has served as a member of our board of directors since February 2000. From May 2000 to December 2001, Mr. Hoffman was chief executive officer of Learning Network Inc., Pearson’s Internet based education business. From January 1999 through December 2000, Mr. Hoffman was president of Pearson Inc. From January 1997 to December 1998, Mr. Hoffman was executive vice president and chief financial and administrative officer for Pearson’s Penguin Group. Prior thereto, Mr. Hoffman held various executive positions at Pearson Inc. Mr. Hoffman also serves on the board of MarketWatch.com, Inc.

John C. Makinson (49) was appointed a director and chairman of our board in December 2002. He has served as chief executive officer of The Penguin Group since July 2002 and chairman since May 2001. He currently serves as a director of Pearson. From April 1996 to April 2002, he served as chief financial officer of Pearson. From 1994 to 1996, he was the managing director of the Financial Times newspaper where he was responsible for the production, distribution and marketing of the newspaper worldwide. He joined the Financial Times from Makinson Cowell, a specialist independent consultancy firm that advises leading British companies on their relationship with the financial community. He co-founded and ran Makinson Cowell from 1989 to 1994. From 1986 to 1989, he held the position of vice chairman of Saatchi & Saatchi’s US holding company. He is a director and co-chairman of the International Rescue Committee (UK). Mr. Makinson also serves on the board of directors of George Weston Limited, a food processing and distribution company headquartered in

Toronto, Canada, and Recoletos Grupo de Comunicacion, SA, a media company headquartered in Madrid, Spain.

Carl Spielvogel (75) is chairman and chief executive officer of Carl Spielvogel Associates, Inc., an international investment and management company. Ambassador Spielvogel has been a member of our board of directors since February 1996, with a brief hiatus from August 2000 to April 2001, during which he served as the United States Ambassador to the Slovak Republic. Amb. Spielvogel was chairman and chief executive officer of the United Auto Group, Inc., a publicly owned automobile dealership group, from February 1994 until April 1997. Amb. Spielvogel was chairman and chief executive officer of Backer Spielvogel Bates Worldwide, Inc., one of the world’s largest advertising and marketing communications companies, from July 1987 until January 1994. Amb. Spielvogel currently serves on the board of directors of Barneys New York, Inc., a leading upscale retailer, Hasbro, Inc., a worldwide manufacturer and marketer of toys and games, and the Apollo Investment Corp., a publicly owned investment company.

Allan R. Tessler (67) has served as a member of our board of directors since 1992. Mr. Tessler served as co-chairman of our board of directors from June 1992 until February 2000 and served as our co-chief executive officer from June 1992 until November 29, 1999. He has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He was also chairman of the board of Enhance Financial Services Group Inc., a municipal bond reinsurer until February 2001. He is chairman of the board and chief executive officer of J Net Enterprises, Inc., a technology holding company, and chairman of the board of InterWorld Corporation, a provider of sell-side e-commerce software. In addition, Mr. Tessler is a principal of Corporate Recovery Group, LLC, a corporate restructuring company. From 1989 to 1996, he was chairman of the board of Great Dane Holdings, Inc., a diversified holding company. Since January 1997, Mr. Tessler has also served as chairman of Checker Holdings Corp. IV, a private holding company. From December 1991 through September 1993, Mr. Tessler was chairman of the board and chief executive officer of Ameriscribe Inc., a national provider of facilities management services. Mr. Tessler also serves on the board of directors of the Limited, Inc., a specialty retailer.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

      The shares represented by returned proxy cards will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

Corporate Governance

      During the past year, our board of directors has continued to review its governance practices in light of the Sarbanes-Oxley Act of 2002, new SEC rules and regulations, and the recently finalized revised New York Stock Exchange, or NYSE, listing standards. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines and our code of business conduct and ethics described below are available on our website, at www.interactivedatacorp.com, under the heading “Corporate Governance.” Our Code of Business Conduct and Ethics applies to our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website any amendments to, or waivers from, any provision of our code of business conduct and ethics that are required by law or the NYSE listing standards to be publicly disclosed.

      Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of the company and its stockholders. These guidelines, which provide a framework for the conduct of the board’s business, include that:

•	the principal responsibility of the directors is to oversee the management;

•	the non-management and independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors

      During the fiscal year ended December 31, 2003, our board of directors held seven meetings. Each of our directors attended, in the aggregate, 75% or more of the meetings of the board of directors and of the committees of the board of directors on which they served during the fiscal year ended December 31, 2003. It is our policy that our directors are expected to attend each annual meeting of stockholders. All of our directors attended our 2003 annual meeting of stockholders.

     Independence

      We qualify as a “controlled company” under NYSE listing standards because Pearson DBC Holdings, Inc. owns more than 50% of our voting power. As a result, we are exempt from the requirement that our board of directors have a majority of independent directors, and that our nominating and corporate governance and compensation committees be composed entirely of independent directors.

      Our board of directors has determined that Messrs. Greenberg, Hirschfield, Spielvogel and Tessler are independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual. In determining independence pursuant to the NYSE listing standards, our board of directors affirmatively determined whether our independent directors had any direct or indirect material relationship with us, or any of our subsidiaries or with Pearson or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization, that may interfere with the director’s ability to exercise independence. Our board of directors concluded that none of our independent directors possessed the categorical relationships set forth in the NYSE listing standards that prevent independence. In addition, our board determined that none of the independent directors had any relationships that would impair such director’s independent judgment in connection with his duties and responsibilities as one of our directors.

     Meetings of Non-Management and Independent Directors

      In accordance with NYSE listing standards and our corporate governance guidelines:

•	Our non-management directors, which are all of the directors other than Mr. Clark, will meet separately at least semi-annually at executive sessions without management.

•	Our independent directors will meet separately at least once per year without management or any directors for whom the board of directors has not made an affirmative determination of independence.

      The non-management and independent directors may hold such additional executive sessions as they determine necessary or appropriate. The presiding director for purposes of leading non-management and independent director meetings is Mr. Tessler.

     Communications with Our Board of Directors

      Our board of directors believes it is important for stockholders and others to have a process to send communications to the board of directors. Accordingly, any stockholder, security holder or other interested party who desires to make his or her concerns known to the board of directors as a whole, the presiding director, all of our non-management directors as a group or any individual director may do so by writing to the individual or group, care of our Corporate Secretary, Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730. All such communications will be forwarded by the Corporate Secretary to our presiding director, Mr. Tessler, who is primarily responsible for monitoring such communications from stockholders and others and for providing copies or summaries to the other directors, as he considers appropriate.

Committees of the Board

      During 2003, our board of directors had an audit committee, a compensation committee and an independent committee. At the end of 2003, we established a nominating and governance committee, and in March 2004 we finalized the charter for such committee. Prior to the establishment of the nominating and governance committee and the finalization of its charter, our board of directors as a whole discussed such matters. The charters for our audit, compensation, and nominating and corporate governance committees are available on our website, at www.interactivedatacorp.com, under the heading “Corporate Governance.” In addition, our current audit committee charter is included as Appendix A to this proxy statement. At least annually, the audit committee reviews the audit committee charter and assesses its continuing adequacy.

     Audit Committee

      Our audit committee currently consists of Messrs. Greenberg, Spielvogel and Tessler, with Mr. Tessler as its chairman. Pursuant to the NYSE listing standards, the audit committee is required to consist entirely of independent directors. Each of Messrs. Greenberg, Spielvogel and Tessler are independent directors as required under the NYSE listing standards. Our board of directors has determined that Mr. Tessler is an audit committee financial expert as defined by the rules of the SEC.

      The primary function of our audit committee is to assist the board of directors in fulfilling its responsibilities for oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and our independent auditor.

      The audit committee is also responsible for preparing the report of the audit committee required under rules and regulations of the SEC to be included in this proxy statement. The audit committee is charged with, among other things, appointing and terminating the independent auditor, reviewing the plan and results of the auditing engagement with our management and independent auditor, reviewing with our management the scope and nature of our internal accounting controls, and reporting to the board of directors on the audit committee’s activities, conclusions and recommendations, including a recommendation as to whether our audited financial statements should be included in our Annual Report on Form 10-K. During 2003, the audit committee met on thirteen occasions.

     Compensation Committee

      The compensation committee currently consists of Messrs. Greenberg, Hoffman and Makinson, with Mr. Makinson as its chairman. Mr. Greenberg is an independent director. The compensation committee is responsible, among other matters, for discharging, or assisting the board of directors in discharging, duties related to:

•	the review and approval of corporate goals and objectives relevant to the compensation of our chief executive officer, and annual evaluation of our chief executive officer’s performance in light of those goals and objectives, as well as the determination of, or recommendation to our board of directors with respect to, our chief executive officer’s compensation level based on this evaluation; and

•	approval of, or recommendation to our board of directors with respect to compensation, incentive-compensation plans, and equity-based plans for executive officers other than the chief executive officer.

      The compensation committee is also responsible for administering our stock option, stock incentive, employee stock purchase and other equity-based plans, for reviewing and making recommendations with respect to director compensation and for preparing the report required under rules and regulations of the SEC to be included in this proxy statement. The compensation committee may take any and all actions that may be taken by our board of directors to review and approve executive and senior management compensation. During 2003, the compensation committee met on six occasions.

     Nominating and Corporate Governance Committee

      The nominating and corporate governance committee currently consists of Messrs. Clark, Hoffman, Makinson and Tessler, with Mr. Makinson as its chairman. Mr. Tessler is an independent director. Our nominating and corporate governance committee is responsible, among other matters, for:

•	recommending to our board of directors, the persons to be nominated for election as independent directors at any meeting of stockholders;

•	reviewing, from time to time, the corporate governance principles applicable to us; and

•	overseeing the evaluation of the board of directors.

     Independent Committee

      The independent committee currently consists of Messrs. Greenberg, Hirschfield, Spielvogel and Tessler, with Mr. Tessler as its chairman. Each of these directors is independent. The independent committee is delegated all authority of our board of directors to consider and approve on our behalf transactions and agreements between us and Pearson or any of Pearson’s affiliates. During 2003, the independent committee met once.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth as of March 1, 2004, certain information known to us regarding the shares of our common stock, as well as the ordinary shares of our majority shareholder’s parent company, Pearson, beneficially owned by (1) each of our directors, (2) our chief executive officer and the other executive officers named in the summary compensation table on page 15 of this proxy statement, and (3) the directors and executive officers as a group. In addition, the following table sets forth the beneficial ownership of common stock as of March 1, 2004, with respect to Pearson DBC Holdings, Inc., which is the only entity or individual known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Interactive Data Corporation(1)		Pearson plc

	Amount and Nature		Amount and Nature
	of Beneficial		of Beneficial
Directors and Executive Officers	Ownership	Percent of Class	Ownership	Percent of Class

Stuart J. Clark(2)	563,126	*	67,339	*
Steven G. Crane(3)	225,969	*	0	—
Raymond L. D’Arcy(4)	158,708	*	18,765	*
William T. Ethridge(5)	0	—	105,626	*
John Fallon(6)	0	—	106,583	*
William B. Gauld(7)	0	—	73,569	*
Donald P. Greenberg(8)	78,350	*	0	—
Alan J. Hirschfield(9)	1,178,295	1.3%	0	—
Philip J. Hoffman(10)	0	—	88,778	*
John King(11)	189,157	*	59,805	*
Andrea H. Loew(12)	92,386	*	5,394	*
John C. Makinson(13)	1,000	*	327,050	*
Carl Spielvogel(14)	132,350	*	0	—
Allan R. Tessler(15)	1,215,349	1.3%	0	—
All directors and executive officers as a group (14 persons)(16)	3,834,690	5.3%	852,909	*

Five Percent Stockholder

Pearson DBC Holdings, Inc.(17)	56,423,949	60.6%	N/A	N/A

*	Less than 1%.

(1)	The table is based upon information supplied by our officers, directors and principal stockholder and information set forth on any statements filed with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934. Unless otherwise indicated in these footnotes and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect the shares shown as beneficially owned.

(2)	Mr. Clark is our Chief Executive Officer, President, and a member of our board of directors. With respect to Interactive Data shares, includes 472,179 shares that Mr. Clark has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004. With respect to Pearson shares, includes 58,493 shares that Mr. Clark has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(3)	Mr. Crane is our Executive Vice President and Chief Financial Officer. Includes 204,687 shares of Interactive Data that Mr. Crane has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(4)	Mr. D’Arcy is the President of Data Delivery Products for our FT Interactive Data Corporation division. With respect to Interactive Data shares, includes 146,875 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004. With respect to Pearson shares, includes 15,228 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(5)	Mr. Ethridge is a member of our board of directors. Includes 99,822 shares of Pearson that Mr. Ethridge has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(6)	Mr. Fallon is a member of our board of directors. Includes 104,142 shares of Pearson that Mr. Fallon has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(7)	Mr. Gauld is a member of our board of directors. Includes 69,670 shares of Pearson that Mr. Gauld has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(8)	Mr. Greenberg is a member of our board of directors. Consists of 76,250 shares of Interactive Data that Mr. Greenberg has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(9)	Mr. Hirschfield is a member of our board of directors. Includes 1,134,845 shares of Interactive Data held of record by the Alan J. Hirschfield Living Trust. Mr. Hirschfield disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 41,250 shares of Interactive Data that Mr. Hirschfield has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(10)	Mr. Hoffman is a member of our board of directors. Includes 84,227 shares of Pearson that Mr. Hoffman has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(11)	Mr. King is the Chief Operating Officer of our FT Interactive Data Corporation division. With respect to Interactive Data shares, includes 171,875 shares that Mr. King has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004. With respect to Pearson shares, includes 49,271 shares that Mr. King has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(12)	Ms. Loew is our Vice President, General Counsel and Corporate Secretary. With respect to Interactive Data shares, includes 85,937 shares that Ms. Loew has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004. With respect to Pearson shares, includes 3,900 shares that Ms. Loew has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(13)	Mr. Makinson is Chairman of our board of directors. Includes 287,836 shares of Pearson Mr. Makinson has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(14)	Mr. Spielvogel is a member of our board of directors. Includes 61,250 shares of Interactive Data that Mr. Spielvogel has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(15)	Mr. Tessler is a member of our board of directors. Includes 626,999 shares of Interactive Data held of record by ART/ FGT Family Partners Ltd. and 545,000 shares of Interactive Data held of record by Tessler Family Limited Partnership. Mr. Tessler disclaims ownership of such shares except to the extent of his pecuniary interest therein. Includes 41,250 shares of Interactive Data that Mr. Tessler has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(16)	Includes 1,301,553 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 1, 2004.

(17)	The address of Pearson DBC Holdings, Inc. is c/o Pearson Inc., 1330 Avenue of the Americas, New York, New York 10014.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Based upon the information supplied to us by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representations of officers and directors, all these filing requirements were satisfied by our directors and executive officers for the fiscal year ended December 31, 2003, except that due to an internal administrative error, Mr. Clark, Mr. Crane, Mr. D’Arcy, Mr. King and Ms. Loew each reported their annual grant of options and DSUs, which occurred on June 16, 2003, on July 11, 2003.

Related Party Transactions

      We and Pearson are parties to a management services agreement that became effective as of February 29, 2000. This agreement governs the provision of services by either company to the other and renews annually.

      Pursuant to the agreement, Pearson provides certain services to us and we provide certain services to Pearson. The services provided by Pearson afford us administrative convenience and we believe the terms of such services are more favorable to us than if we had negotiated similar arrangements with non-affiliated third parties. The services provided by Pearson include administering our 401(k), travel, employee health benefit plans and insurance plans in the United States and United Kingdom and billing, accounts payable, accounts receivable, computer and accounting system support, financial accounting, tax and payroll services related to certain of our subsidiaries, primarily in the United Kingdom. The services provided by us to Pearson include financial information and property services. During 2003, we ended some of the services provided by Pearson and moved them in-house or to a third party provider. These included billing, accounts payable, accounts receivable and payroll services. A majority of the charges for services to and from Pearson are at cost. Prior to entering into any service arrangement with Pearson, we assess whether it would be more advantageous to obtain such services from a third party. Certain of our directors are employees of Pearson. The independent committee of our board of directors, which consists of four directors, none of whom are employees of Pearson, approved the management services agreement on our behalf. There was no material effect on our financial condition or results of operations as a result of entering into this agreement. If Pearson’s services to us were to be terminated, we would be required to seek equivalent services in the open market at potentially increased costs. In addition, we would lose the efficiencies of working in concert with Pearson, and would bear the entire burden of administrating such services, resulting in an increased demand on our administrative resources. The management services agreement is amended from time to time by mutual agreement to address changes in the terms or services provided to or on our behalf. The independent committee approves any such amendments. From time to time, we assess the ongoing relationships between us and Pearson, and if we determine that it would be more advantageous for us to secure any such services outside of Pearson, we pursue alternatives. In fiscal year 2003, we had a net expense of $1,166,647 for services provided pursuant to the management services agreement.

      In 2001, Pearson’s Financial Times Group entered into a trademark license agreement with us authorizing us to use the “FT” and “Financial Times” trademarks and logos in our business. The license grants us the right to use the FT and Financial Times brands for a five-year period for one British Pound with an automatic renewal thereafter, unless terminated. The license is subject to quality control standards, restrictions on sublicensing the trademarks to third parties and certain other restrictions. The independent committee of our Board of Directors approved this agreement on our behalf.

      In January 2001, we sold our 34.4% equity interest in MarketWatch.com, Inc. (“MarketWatch”) to Pearson for aggregate proceeds of approximately $26.9 million. We distributed the net proceeds to our common stockholders in the form of a dividend. Our former directors Messrs. Stephen Hill and Giles Spackman were members of both our board of directors and the board of directors of MarketWatch at the time of this transaction. They were also employees of Pearson at such time. We provide services to MarketWatch in the ordinary course of business.

Report of the Audit Committee of the Board of Directors

      The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with the legal and regulatory requirements applicable to the company and the quality of our internal and external audit processes. The audit committee operates under a written charter that sets forth the audit committee’s role and responsibilities. A copy of the audit committee charter is included as Appendix A to this proxy statement.

      Management is responsible for the company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company’s independent auditor is responsible for auditing those financial statements and expressing an opinion on the conformity of the company’s audited financial statements in accordance with accounting principles generally accepted in the United States of America. The audit committee’s responsibility is to monitor and review these processes.

      The audit committee has reviewed and discussed with the independent auditor and management the plan and results of the auditing engagement and the audited financial statements. The audit committee has reviewed with management the scope and nature of the company’s internal auditing controls and has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees. Statement on Auditing Standards No. 61 requires the company’s independent auditor to discuss with the company’s audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

      In addition, the audit committee has received from the independent auditor the written disclosures required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and discussed with the independent auditor its independence from the company and its management. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. The audit committee considered whether the provision of nonaudit services by the independent auditor is compatible with maintaining the independent auditor’s independence and concluded that it is compatible at this time.

      The audit committee has also reported to the board of directors its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004. The audit committee has also approved the reappointment of PricewaterhouseCoopers LLP as the company’s independent auditor for the fiscal year ending December 31, 2004.

Respectfully submitted,

AUDIT COMMITTEE

Allan R. Tessler, Chairman
Donald P. Greenberg
Carl Spielvogel

EXECUTIVE COMPENSATION

Executive Compensation

      The following table sets forth certain summary information concerning compensation paid or accrued to or on behalf of our chief executive officer and the four other most highly compensated executive officers through the end of the fiscal year ended December 31, 2003.

Summary Compensation Table

						Long Term Compensation
						Awards
		Annual Compensation
						Restricted	Securities
				Other Annual		Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards*	Options	Compensation

Stuart J. Clark	2003	$487,500	$372,450	$10,000	(1)	$424,250	75,000	$81,281	(2)
Chief Executive Officer	2002	$462,500	$369,444	$30,318	(3)	—	150,000	$44,458	(4)
and President	2001	$405,000	$300,150	$91,489	(5)	—	500,000	$1,802	(6)
Steven G. Crane	2003	$345,000	$243,215	—		$141,411	25,000	$33,745	(2)
Chief Financial Officer and	2002	$332,500	$217,600	—		—	45,000	$26,033	(7)
Executive Vice President	2001	$312,000	$216,775	—		—	60,000	$17,748	(8)
Raymond L. D’Arcy	2003	$290,000	$216,021	—		$141,411	25,000	$33,869	(2)
President, Data Delivery	2002	$275,000	$160,417	$20,981	(9)	—	50,000	$30,516	(10)
Products, FT Interactive Data	2001	$260,000	$173,420	$14,930	(9)	—	200,000	$13,684	(11)
John L. King	2003	$311,000	$232,409	—		$141,411	25,000	$44,655	(2)
Chief Operating Officer,	2002	$300,000	$175,000	—		—	50,000	$35,013	(10)
FT Interactive Data	2001	$285,000	$190,095	—		—	200,000	$6,889	(12)
Andrea H. Loew	2003	$210,000	$117,852	—		$84,850	15,000	$23,047	(2)
Vice President, General Counsel	2002	$200,000	$99,333	—		—	25,000	$19,936	(13)
and Corporate Secretary	2001	$184,167	$106,800	—		—	100,000	$13,761	(11)

*	Consists of Deferred Stock Units (“DSUs”). The values are based on the closing price of our common stock on the date of grant, June 16, 2003, which was $16.97. The DSUs vest 100% on the third anniversary of the grant date. As of December 31, 2003, based on the closing price of $16.56, Mr. Clark held 25,000 DSUs valued at $414,000, Messrs. Crane, King and D’Arcy each held 8,333 DSUs valued at $137,994, and Ms. Loew held 5,000 DSUs valued at $82,800. DSUs accrue the right to receive additional shares of stock if any stock dividends on our common stock are declared before vesting, but holders of DSUs are not entitled to any cash dividends declared before vesting.

(1)	Mr. Clark’s other annual compensation for 2003 consisted of a car allowance.

(2)	Other compensation for 2003 consisted of matching contributions to our 401(k) plan, deferred compensation held in a rabbi trust arrangement set up by Pearson, and group term life insurance premiums. In addition, Mr. Clark and Mr. King, received awards of 1,146 and 918 ordinary shares, respectively, under the Pearson Annual Bonus Share Matching Plan; these awards had a value of $10,465 and $8,383, respectively, and these amounts are included. In the case of Mr. Clark, the amount also includes $24,415, representing the amount of gain realized upon the exercise of Pearson options for an aggregate of 9,520 ordinary shares.

(3)	Mr. Clark’s other annual compensation for 2002 consisted of participation in a sales incentive trip, a tax gross-up, and a car allowance.

(4)	Mr. Clark’s other compensation for 2002 consisted of matching contributions to our 401(k) plan, deferred compensation held in a rabbi trust arrangement set up by Pearson, and group term life insurance premiums. In addition Mr. Clark received an award under the Pearson Long Term Incentive Plan consisting of a grant of 836 restricted ordinary shares with an aggregate value of $8,886 on the date of grant. Such shares are subject to restrictions that may lapse if the price of Pearson ordinary shares changes during the restricted period as specified in the plan.

(5)	Mr. Clark’s other annual compensation for 2001 consisted of housing allowance, participation in a sales incentive trip, car allowance and a tax gross-up.

(6)	Mr. Clark’s other compensation for 2001 consisted of the value of ordinary shares of Pearson received under the Pearson Worldwide Save for Shares Plan, a save as you earn plan under which shares are issued based on the amount saved by the individual and the change in price of Pearson ordinary shares during the specified savings period, and group term life insurance premiums.

(7)	Mr. Crane’s other compensation for 2002 consisted of matching contributions to our 401(k) plan, deferred compensation held in a rabbi trust arrangement set up by Pearson, and group term life insurance premiums.

(8)	Mr. Crane’s other compensation for 2001 consisted of matching contributions to our 401(k) plan and deferred compensation held in a rabbi trust arrangement set up by Pearson, and group term life insurance premiums.

(9)	Mr. D’Arcy’s other annual compensation for 2002 and 2001 consisted of participation in a sales incentive trip and a tax gross-up.

(10)	Mr. D’Arcy’s and Mr. King’s other compensation for 2002 consisted of matching contributions to our 401(k) plan, deferred compensation held in a rabbi trust arrangement set up by Pearson, and group term life insurance premiums. In addition, Mr. D’Arcy received an award under the Pearson Long Term Incentive Plan consisting of a grant of 444 restricted ordinary shares with an aggregate value of $4,720 on the date of grant and Mr. King received an award under the Pearson Long Term Incentive Plan consisting of a grant of 673 restricted ordinary shares with an aggregate value of $7,154 on the date of grant. Such shares are subject to restrictions that may lapse if the price of Pearson ordinary shares changes during the restricted period as specified in the plan.

(11)	Mr. D’Arcy’s and Ms. Loew’s other compensation for 2001 consisted of matching contributions to our 401(k) plan, deferred compensation held in a rabbi trust arrangement set up by Pearson, group term life insurance premiums, and the value of ordinary shares of Pearson received under the Pearson Worldwide Save for Shares Plan.

(12)	Mr. King’s other compensation for 2001 consisted of matching contributions to our 401(k) plan, group term life insurance premiums and the value of ordinary shares of Pearson received under the Pearson Worldwide Save for Shares Plan.

(13)	Ms. Loew’s other compensation for 2002 consisted of matching contributions to our 401(k) plan, deferred compensation held in a rabbi trust arrangement set up by Pearson, group term life insurance premiums and the value of ordinary shares of Pearson received under the Pearson Worldwide Save for Shares Plan.

     Pearson Plans

      As described in the foregoing footnotes, certain of our named executive officers participated in benefit programs offered by Pearson. Our executive officers no longer actively participate in these plans; however, these executive officers may, from time to time, receive benefits relating to their participation in these plans in prior years.

      Under the Pearson Annual Bonus Share Matching Plan, eligible participants are allowed to take up to 50% of any after-tax annual bonus in the form of ordinary shares of Pearson which, if held, and Pearson’s adjusted earnings per share increases by at least 3% per annum, will be matched on a gross basis of one share for every two held after three years and another one share for every two originally held (i.e., a total of one-for-one) after five years. Our executive officers have not participated in this plan for bonuses earned after 2000; however, bonuses earned in prior years by participants are still subject to the plan.

      Under the Pearson Long Term Incentive Plan, eligible participants may receive stock options for Pearson ordinary shares or restricted stock. The objective of the plan is to allow for a range of equity-based incentives to link corporate performance to participants’ long-term reward in a flexible way.

      Under the Pearson Worldwide Save for Shares Plan, eligible participants have the option to save a portion of their monthly salary over a specified period. At the end of this period, the participant has the option to purchase Pearson ordinary shares with the accumulated funds at a purchase price equal to 80% of the market price prevailing at the beginning of the period. Our executive officers have not participated in this plan for salaries earned after 2000.

Equity Grants in Last Fiscal Year

      The following table provides information concerning grants of stock options under our 2000 Long Term Incentive Plan for the named executive officers for the fiscal year ended December 31, 2003. We did not grant any stock appreciation rights during the fiscal year ended December 31, 2003.

	Individual Grants(1)

	Number of	Percent of
	Shares of	Total
	Common Stock	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration	Grant Date
Name	Granted	Fiscal Year	($ Per Share)	Date	Value(2)

Stuart J. Clark	75,000	3.65%	$16.97	6/15/13	$612,600
Steven G. Crane	25,000	1.22%	$16.97	6/15/13	$204,200
Raymond L. D’Arcy	25,000	1.22%	$16.97	6/15/13	$204,200
John L. King	25,000	1.22%	$16.97	6/15/13	$204,200
Andrea H. Loew	15,000	0.73%	$16.97	6/15/13	$122,520

(1)	Options vest according to the following schedule: 25% of the option shares vest on the first anniversary of the grant date and the remaining 75% of the options shares vest in 6.25% quarterly increments, with full vesting occurring on the fourth anniversary of the grant date. Any unvested shares vest and become exercisable immediately upon termination of employment within one year following a change in control (as defined in the option agreements) of the company (excluding termination for cause or voluntary resignation).

(2)	“Grant Date Value” has been calculated using the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The actual value, if any, an executive officer may realize will depend on the extent to which the conditions to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. It is highly unlikely that the value realized by the above employees will be consistent with the value estimated by Black-Scholes model. The estimated values under that model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the 2000 Long Term Incentive Plan which cannot be transferred.

     All options reported above were awarded under our 2000 Long Term Incentive Plan. Pursuant to the terms of the plan, the exercise price per share for all options is determined by the committee authorizing such award or our board of directors. Stock option exercise prices were equal to the fair market value (as defined in the 2000 Long Term Incentive Plan) of our common stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information concerning the exercise of stock options during the fiscal year ended December 31, 2003 and unexercised stock options held as of December 31, 2003 by the named executive officers.

			Number of Shares of
			Common Stock Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Fiscal Year-End		Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stuart J. Clark	—	—	460,118	301,136	$3,315,563	$1,106,302
Steven G. Crane	40,000	$522,040	201,875	68,125	$1,650,919	$127,931
Raymond L. D’Arcy	25,000	$188,500	143,750	106,250	$977,687	$400,812
John L. King	—	—	168,750	106,250	$1,171,687	$400,812
Andrea H. Loew	—	—	84,375	55,625	$585,844	$200,406

(1)	These amounts represent the difference between the exercise price of the stock options and the closing price of our common stock on December 31, 2003 for all in-the-money options held by the named executive. The in-the-money stock option exercise prices range from $3.00 to $16.15.

     Executive Officer Equity Ownership Policy

      In June 2003, the compensation committee adopted an Equity Ownership Policy applicable to the named executive officers as well as certain other senior managers. The policy guidelines state that not later than December 31, 2007, each executive officer shall hold at least the number of shares of our common stock (including vested deferred stock units and other fully vested stock-based awards issued pursuant to our 2000 Long-Term Incentive Plan, but excluding vested but unexercised options) specified for that individual pursuant to the policy. The number of shares of our common stock that an executive officer shall hold is determined by dividing the executive’s base salary on the day the policy becomes applicable to the executive officer (June 2, 2003, for our current executive officers), by the market price of our common stock on that day, and multiplying the result by a factor ranging from one and one-half to four (which multiple is determined by the compensation committee). The compensation committee adopted this policy because they believed it was important to encourage ownership of our common stock by executive officers in order to tie the interests of management to the interests of the stockholders. In conjunction with the adoption of this policy, the compensation committee made a determination to award deferred stock units as a form of equity compensation to the executive officers.

Compensation of Directors

      For fiscal year 2003, Messrs. Greenberg, Hirschfield, Spielvogel and Tessler, as non-employee directors, received fees of $6,250 for each quarter served as director as well as reimbursement for travel and other expenses. Additionally, Mr. Tessler received aggregate fees of $6,000 for his service as chairman of each of the audit committee and the independent committee. All other directors, who either are our employees or are affiliated with Pearson, did not receive compensation for service on our board of directors during fiscal year 2003. Fees for non-employee director chairs of board committees will be increased for services as a chair during fiscal 2004. The non-employee director chairs of each of the committees will receive an annual fee of $10,000 and the non-employee directors who are members of committees will receive a fee ranging from $3,000 per year to $5,000 per year for participation on such committees. Currently, such chairs receive $3,000 per chair held. Non-employee director members of committees do not receive compensation for committee service. In addition, in February 2003, Messrs. Greenberg, Hirschfield, Spielvogel and Tessler were each granted fully vested stock options to acquire 12,500 shares of our common stock with an exercise price of $13.23, and in February 2004, Messrs. Greenberg, Hirschfield, Spielvogel and Tessler were each granted fully vested stock options to acquire 6,250 of our common stock with an exercise price of $17.39 as well as 2,100 deferred stock units, representing the right to receive 2,100 shares of our common stock on the third anniversary of the grant date, in each case, for service on our board of directors and committees during fiscal years 2002 and 2003, respectively. These equity-based grants were all made in accordance with the terms of our 2000 Long Term Incentive Plan and our Compensation Plan for Non-Employee Directors.

     Non-Employee Director Equity Ownership Policy

      In December 2003, the compensation committee adopted an Equity Ownership Policy applicable to non-employee directors. The policy guidelines state that not later than December 31, 2007, each non-employee director shall hold at least the number of shares of our common stock (including vested deferred stock units and other fully vested stock-based awards issued pursuant to our 2000 Long-Term Incentive Plan, but excluding vested but unexercised options) specified pursuant to the policy. The number of shares of our common stock that a non-employee director shall hold is determined by dividing the annual retainer on the day the policy becomes applicable to the non-employee director (December 10, 2003, for our current non-employee directors), by the market price of our common stock on that day, and multiplying the result by a factor of three. The compensation committee adopted this policy because they believed it was important to encourage ownership of our common stock by non-employee directors in order to tie the interests of these board members to the interests of the stockholders. In conjunction with the adoption of this policy, the compensation committee made a determination to award deferred stock units as a form of equity compensation to the non-employee directors.

Employment Contracts, Termination of Employment and Change of Control Arrangements

      We currently have no compensation plan or arrangement with respect to any of the executive officers named on the Summary Compensation Table which is, or will be, triggered by the resignation, retirement, or other termination of such individual’s employment with us or by a change in our control or a change in the individual’s responsibilities following a change in control, except options and DSUs granted under our 2000 Long Term Incentive Plan, the vesting of which accelerate in full upon a change in control.

Compensation Committee Interlocks and Insider Participation

      The compensation committee consists of Messrs. Greenberg, Hoffman and Makinson. Messrs. Hoffman and Makinson are employees of Pearson. No member of the compensation committee was an employee of our company or any of our subsidiaries.

Compensation Committee Report on Executive Compensation

      The compensation committee is responsible for establishing and administrating our executive and senior management compensation policies and equity incentive plans.

Compensation Policies and Procedures for Executive Officers

      The compensation committee seeks to set compensation at levels and through arrangements that will attract and retain qualified executive managerial talent. The compensation committee ties the compensation to both the individual’s and our company’s performance by rewarding employees for past contributions, and by setting goals that encourage managerial efforts consistent with corporate growth, strategic progress and the creation of stockholder value. After consultation with outside compensation consultants, the compensation committee has concluded that a mix of salary, performance-based incentive bonus and stock options will achieve those objectives.

      Generally, base salaries for executive officers are reviewed annually. Calendar year 2003 salary increases were based upon a review of compensation levels for comparable executive positions using data assembled and analyzed by outside compensation consultants. In assessing compensation levels for individual executive officers, consideration was given to the executive’s relative and absolute performance, experience and scope of responsibilities. This assessment was not subject to specific weightings or formulas and gave consideration to the executive’s level of compensation relative to survey data provided by the consultants as well as the overall salary budget established by our company.

      In addition to base salary, executive officers are eligible to participate in our company’s Key Manager Bonus Plan. This plan provides the executive officers with the opportunity to receive an incentive bonus equal to a percentage of their base salary. The executive officers earn such incentive pay if our company achieves specified financial targets along with individual performance objectives, subject to the review and evaluation of the compensation committee.

      Under our 2000 Long Term Incentive Plan, the compensation committee may grant equity-based incentive compensation awards including stock option awards and DSUs. Options and DSUs tie a portion of compensation directly to our company’s stock performance. Option and DSU grant levels take into consideration various surveys conducted by our outside compensation consultants, prevailing labor market practices and an employee’s individual position and ability to impact corporate financial performance.

Basis for the Compensation of the Chief Executive Officer

      The compensation for Mr. Clark for the 2003 fiscal year was set at a level consistent with other chief executives of companies in similar businesses using data compiled and analyzed by our outside compensation consultants. Mr. Clark’s bonus arrangement provided for a payment based upon our company’s attainment of certain financial targets and Mr. Clark’s individual performance. If performance targets were not attained, no bonus would be payable; if targets were exceeded an additional amount could be awarded. In addition, Mr. Clark was granted options to purchase shares of our company’s common stock and DSUs under our 2000 Long Term Incentive Plan. The stock options and DSUs granted will deliver value to Mr. Clark in direct proportion to our common stock price appreciation. No specific formula or weighting was used to determine the distribution of compensation between base salary, bonus and long term incentives.

Respectfully submitted,

COMPENSATION COMMITTEE

John C. Makinson, Chairman
Philip J. Hoffman
Donald P. Greenberg

Stock Performance Graph

      The graph presented below compares annual cumulative total return, assuming dividend reinvestment, for the five year period ended December 31, 2003, on an assumed investment of $100 on December 31, 1998 in our common stock with (1) the New York Stock Exchange Composite Index measuring all companies listed on the New York Stock Exchange and (2) the Dow Jones US Financial Services Index, a peer group index. Stockholder return is measured by dividing (a) the sum of (1) the cumulative amount of dividends (assuming dividend reinvestment) and (2) the difference between the issuer’s share price at the end and at the beginning of the measurement period by (b) the share price at the beginning of the measurement period.

      As of December 10, 2002, our common stock ceased trading on the Nasdaq National Market and commenced trading on the New York Stock Exchange, under the symbol “IDC”. We are including comparative total return data with respect to only the New York Stock Exchange.

COMPARISON OF CUMULATIVE TOTAL RETURNS

	Cumulative Total Return

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Interactive Data Corporation	100.00	46.15	19.58	91.36	88.84	107.00
NYSE Composite	100.00	112.17	115.04	105.57	85.86	110.62
Dow Jones US Financial Services	100.00	102.40	126.84	119.53	97.16	128.18

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR

      Our audit committee has selected the firm of PricewaterhouseCoopers LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP has acted as our independent auditor since fiscal year 1995. Representatives of PricewaterhouseCoopers LLP, the independent auditor of our 2003 financial statements, are expected to be present at this annual meeting with the opportunity to make a statement, if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

      The aggregate fees billed for professional services by PricewaterhouseCoopers LLP in 2003 and 2002 were:

Type of Fees	2003	2002

	($ in thousands)
Audit Fees	$542,000	$436,000
Audit-Related Fees	308,200	129,000
Tax Fees	227,950	599,315
All Other Fees	79,000	100,855
Total	$1,157,150	$1,265,170

      In the above table:

•	“audit fees” are fees we paid PricewaterhouseCoopers for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and reviews of financial statements included in our Quarterly Reports on Form 10-Qs, or for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements;

•	“audit-related fees” are fees billed by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and included mergers and acquisitions due diligence, as well as fees for technical accounting and reporting consultations;

•	“tax fees” are fees for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by PricewaterhouseCoopers to us for any services not included in the first three categories and consisted of international stock option compliance services.

      The audit committee has reviewed the fees paid to the independent auditor as part of its review of the independent auditor’s independence.

Pre-Approval Policies

      Our audit committee has established policies and procedures that are intended to control the services provided by our independent auditor and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent auditor unless the engagement is specifically approved by our audit committee or the services are included within a category which has been pre-approved by our audit committee. The maximum charge for services is established by the audit committee on an annual or per project basis when the specific engagement or the category of services is approved or pre-approved. Fee amounts are updated to the extent necessary at each quarterly meeting of the audit committee. In certain circumstances, when timing of a project is critical, the chairman of our audit committee may pre-approve the services, which pre-approval must be approved by the full audit committee at its next regularly scheduled meeting.

      Our audit committee will not approve engagements of our independent auditor to perform non-audit services for us if doing so will cause our independent auditor to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our audit committee considers, among other things, whether our independent auditor is able to provide the required services in a more or less effective and efficient manner than other available service providers.

      In 2003, all services for which we engaged our auditors were pre-approved by our audit committee. Our audit committee approved the engagement of PricewaterhouseCoopers LLP to provide these non-audit services because they determined that PricewaterhouseCoopers’ providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR.

SELECTION OF CANDIDATES FOR DIRECTORS

      Our board of directors has established corporate governance guidelines which, among other matters, set forth the qualifications for service on our board of directors. These guidelines may be modified from time to time by our board of directors at its discretion. Our nominating and corporate governance committee is responsible for identifying individuals qualified to become independent directors and recommending nominations to the board of directors of persons to be elected by stockholders as directors. Our board of directors also appoints directors to fill board vacancies of directors that may occur from time to time. In the case of independent director vacancies, such appointments are made in accordance with recommendations made by the nominating and corporate governance committee.

      In considering candidates to serve as independent directors, our nominating and corporate governance committee’s policy is to seek individuals who have qualities that the committee believes may be effective in serving our long-term best interests. Among the established criteria to be considered are the following: (1) a reputation for integrity, honesty and adherence to high ethical standards; (2) a demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and a willingness to contribute positively to our decision-making processes; (3) a commitment to understand our company, our business, and our industry, and to regularly attend and participate in meetings of our board of directors and its committees; and (4) the value of diversity on the board of directors.

      Stockholder recommendations for independent director nominations that meet the requirements set forth above will be considered using the same criteria as other independent candidates considered by our nominating and corporate governance committee. A stockholder who wants to recommend a candidate to be a nominee should send such recommendation to our nominating and corporate governance committee using the procedures described above under “Board of Directors — Communications with Our Board of Directors.” Such recommendations must describe why such candidate is independent and meets the criteria described above, set forth the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required if the candidate were to be nominated. The recommending stockholder must also include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected.

      In 2003, we did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for our board of directors. We did not receive any stockholder recommendations or nominations for our board of directors for the 2004 annual meeting, except the nominations made by our board of directors which includes members who represent Pearson, our majority stockholder.

STOCKHOLDER NOMINATION OF DIRECTORS

      In addition to the ability to submit independent director recommendations to the nominating and corporate governance committee, stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Such nominations must be in writing and delivered to our corporate secretary at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts, 01730 no later than 10 days after the date on which notice of the annual meeting is first given to the stockholders, or 60 days prior to the annual meeting, whichever is later. Any nomination must include the information regarding the person advancing the nomination as well as information about the nominee as required by our by-laws. Nominations not made according to these procedures will be disregarded.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

      A stockholder who intends to present a proposal at the 2005 annual meeting of stockholders for inclusion in our proxy materials relating to that meeting must submit the proposal by December 17, 2004. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts, 01730, and should be directed to the attention of the corporate secretary.

      A stockholder who intends to present a proposal at the 2005 annual meeting of stockholders and who intends to conduct his or her own proxy solicitation must submit the proposal to us no later than 10 days after the date on which notice of the 2005 annual meeting is first given to the stockholders, or 60 days prior to the 2005 annual meeting, whichever is later. Such proposal must include the information regarding the person advancing the proposal as well as information about the proposal as required by our by-laws. Proposals not made according to these procedures will be disregarded.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless shareholders give contrary instructions only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Corporate Secretary, Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts, 01730, telephone (781) 687-8800. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

CODE OF BUSINESS CONDUCT AND ETHICS

      We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Business Conduct and Ethics is posted on our website, www.interactivedatacorp.com, under the heading “Corporate Governance.” A printed copy of our Code of Business Conduct and Ethics is also available free of charge to any shareholder who requests a copy. We intend to satisfy our disclosure requirement regarding any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics applicable to the our chief executive officer, chief financial officer or controller by posting such information on our website. Any waivers applicable to any other executive officers or directors will also be promptly disclosed to stockholders on our website.

OTHER MATTERS

      As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxy cards returned to the company will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors.

Andrea H. Loew
Corporate Secretary

April 22, 2004

Appendix A

INTERACTIVE DATA CORPORATION

AUDIT COMMITTEE CHARTER
(Amended and Restated as of March 31, 2004)

A.     Purpose

      The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors;

      and to prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

B.     Structure and Membership

      1. Number. The Audit Committee shall consist of at least three members of the Board of Directors.

      2. Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Audit Committee shall be independent as defined by such rules and Rule 10A-3(b)(1) of the Exchange Act.

      3. Financial Literacy. Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

      4. Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

      5. Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

      6. Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Audit Committee may serve on the audit committee of more than two other public companies. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.     Authority and Responsibilities

     General

      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

     Oversight of Independent Auditors

      1. Selection. The Audit Committee shall be directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

      2. Independence. At least annually, the Audit Committee shall assess the independent auditor’s independence. In connection with this assessment, the Audit Committee shall obtain and review a report by the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor. The Audit Committee should consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent audit firm.

      3. Quality-Control Report. At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

•	the firm’s internal quality-control procedures; and

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

      4. Evaluation. At least annually, the Audit Committee should evaluate the auditor’s qualifications, performance and independence. This evaluation should include the review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Audit Committee should take into account the opinions of management and the Company’s internal auditors. The Audit Committee should present the Audit Committee’s conclusions with respect to the independent auditor to the full Board of Directors.

      5. Compensation. The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

      6. Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable NYSE and SEC rules.

      7. Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of any disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate:

•	receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

•	review with the independent auditor:

•	any audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

•	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

     Audited Financial Statements

      8. Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

      9. Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

      10. Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

     Review of Other Financial Disclosures

      11. Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit

Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

      12. Earnings Release and Other Financial Information. The Audit Committee shall discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others.

      13. Quarterly Financial Statements. The Audit Committee shall discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Controls and Procedures

      14. Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

      15. Internal Audit Function. The Audit Committee shall coordinate the Board of Directors’ oversight of the performance of the Company’s internal audit function. The Audit Committee should discuss with the independent auditor the internal audit function’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

      16. Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. The Audit Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee should review in a general manner the processes the Company has in place to manage and access its risk through mechanisms other than the Audit Committee.

      17. Hiring Policies. The Audit Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors. The hiring policies should take into account the pressures that may exist for auditors consciously or subconsciously seeking a job with the Company (who they audit).

      18. Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      19. Evaluation of Financial Management. The Audit Committee shall coordinate with the Compensation Committee the evaluation of the Company’s financial management personnel.

      20. Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.     Procedures and Administration

      1. Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor, (ii) Company management, and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

      2. Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

      3. Reports to Board. The Audit Committee shall report regularly to the Board of Directors. The Audit Committee should review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

      4. Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

      5. Written Affirmation to NYSE. On an annual basis, no later than one month after the Annual Meeting of Stockholders, and after each change in the composition of the Audit Committee, the Audit Committee shall direct the Company to prepare and provide to the NYSE such written confirmations regarding the membership and operation of the Audit Committee as the NYSE rules require.

      6. Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

      7. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

      8. Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      9. Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance.

ANNUAL MEETING OF STOCKHOLDERS OF

INTERACTIVE DATA CORPORATION

May 20, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

☐ Please detach and mail in the envelope provided. ☐

THE BOARD OF DIRECTORS SOLICITS THIS PROXY AND RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

1.	Elect the director nominees listed below for one year terms as set forth in the proxy statement

NOMINEES:
☐	FOR ALL NOMINEES	☐	Stuart J. Clark
		☐	William T. Ethridge
	WITHHOLD AUTHORITY	☐	John Fallon
☐	FOR ALL NOMINEES	☐	William B. Gauld
		☐	Donald P. Greenberg
	FOR ALL EXCEPT	☐	Alan J. Hirschfield
☐	(See instructions below)	☐	Philip J. Hoffman
		☐	John C. Makinson
		☐	Carl Spielvogel
		☐	Allan R. Tessler

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note
that changes to the registered name(s) on the account may not be submitted via this method	☐

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Pricewaterhouse Coopers LLP as our independent auditor for the	☐	☐	☐
fiscal year ending December 31, 2004
3.	Approve such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, such shares will be voted FOR the director nominees named in Proposal 1, FOR the ratification in Proposal 2 and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

Please check this box if you plan to attend the Annual Meeting.	☐

Signature of	Date:	Signature of	Date:
Stockholder		Stockholder

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTERACTIVE DATA CORPORATION
PROXY FOR ANNUAL MEETING
MAY 20, 2004

The undersigned hereby appoints Steven G. Crane and Andrea H. Loew, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as proxy all the stock of the undersigned in Interactive Data Corporation, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on May 20, 2004 and any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) FOR DIRECTOR(S) BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INTERACTIVE DATA CORPORATION

May 20, 2004
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

Electronic Distribution

If you would like to receive future Interactive Data Corporation proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your tax identification number and account number to log in, then select Receive Company Mailings via Email.

☐ Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet. ☐

THE BOARD OF DIRECTORS SOLICITS THIS PROXY AND RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

1.	Elect the director nominees listed below for one year terms as set forth in the proxy statement

NOMINEES:
☐	FOR ALL NOMINEES	☐	Stuart J. Clark
		☐	William T. Ethridge
	WITHHOLD AUTHORITY	☐	John Fallon
☐	FOR ALL NOMINEES	☐	William B. Gauld
		☐	Donald P. Greenberg
	FOR ALL EXCEPT	☐	Alan J. Hirschfield
☐	(See instructions below)	☐	Philip J. Hoffman
		☐	John C. Makinson
		☐	Carl Spielvogel
		☐	Allan R. Tessler

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note
that changes to the registered name(s) on the account may not be submitted via this method	☐

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Pricewaterhouse Coopers LLP as our independent auditor	☐	☐	☐
for the fiscal year ending December 31, 2004
3.	Approve such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, such shares will be voted FOR the director nominees named in Proposal 1, FOR the ratification in Proposal 2 and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

Please check this box if you
plan to attend the Annual Meeting.	☐

Signature of	Date:	Signature of	Date:
Stockholder		Stockholder

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.